As filed with the Securities and Exchange Commission on October 10, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BRIDGEBIO ONCOLOGY

THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	39-3690783
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

256 E. Grand Avenue, Suite 104

South San Francisco, CA 94080

(650) 405-4770

(Address of Principal Executive Offices, Zip Code)

BridgeBio Oncology Therapeutics, Inc. 2025 Stock Option and Incentive Plan

BridgeBio Oncology Therapeutics, Inc. 2025 Employee Stock Purchase Plan

BridgeBio Oncology Therapeutics, Inc. 2025 Inducement Plan

TheRas, Inc. 2016 Equity Incentive Plan

(Full title of the plan)

Eli Wallace

Chief Executive Officer

BridgeBio Oncology Therapeutics, Inc.

256 E. Grand Avenue, Suite 104

South San Francisco, CA 94080

(650) 405-4770

(Name and address of agent for service; Telephone number, including area code, of agent for service)

Copies to:

Maggie L. Wong

Alicia M. Tschirhart

Goodwin Procter LLP

525 Market Street

San Francisco, CA 94105

(415) 733-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On August 11, 2025 (the “Closing Date”), BridgeBio Oncology Therapeutics, Inc. (previously named Helix Acquisition Corp. II) (the “Registrant”) consummated a business combination (the “Business Combination”) pursuant to the terms of the business combination agreement, dated February 28, 2025 and amended on June 17, 2025 (as amended, the “Business Combination Agreement”), with Helix II Merger Sub, Inc., (“Merger Sub”), and TheRas, Inc. (d/b/a BridgeBio Oncology Therapeutics, “TheRas”).

Pursuant to the Business Combination Agreement, on the Closing Date, (i) immediately prior to the consummation of the Business Combination, Helix Acquisition Corp. II (“Helix”) filed a Certificate of Corporate Domestication and a Certificate of Incorporation with the Delaware Secretary of State and filed an application to de-register with the Registrar of Companies of the Cayman Islands (collectively, the “Domestication”), (ii) upon effectiveness of the Domestication, Helix became a Delaware corporation and changed its corporate name to “BridgeBio Oncology Therapeutics, Inc.” and (iii) Merger Sub merged with and into TheRas, with TheRas surviving the merger as a direct, wholly-owned subsidiary of the Registrant (collectively, the “Business Combination”).

In connection with the Business Combination, each outstanding and unexercised option to purchase shares of TheRas common stock (each, a “TheRas Option”) became an option of the Registrant (each, a “Registrant Option”) exercisable for the number of shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”) equal to approximately 0.0889 multiplied by the number of shares of TheRas common stock subject to the TheRas Option as of immediately prior to the effective time of the Business Combination, rounded down to the nearest whole share. The Registrant assumed the TheRas, Inc. 2016 Equity Incentive Plan (as amended, the “2016 Plan”) and each such TheRas Option in accordance with the terms of the 2016 Plan and the terms of each stock option agreement by which such TheRas Option is evidenced.

Accordingly, this Registration Statement registers (i) 4,005,124 shares of Common Stock issuable with respect to TheRas Options assumed by the Registrant pursuant to the Business Combination Agreement and 2016 Plan, (ii) 4,222,245 shares of Common Stock issuable with respect to options granted pursuant to the BridgeBio Oncology Therapeutics, Inc. 2025 Stock Option and Incentive Plan (the “2025 Plan”), (iii) 1,151,396 additional shares of Common Stock reserved and available for future issuance under the 2025 Plan, (iv) 895,607 additional shares of Common Stock reserved and available for future issuance under the BridgeBio Oncology Therapeutics, Inc. 2025 Employee Stock Purchase Plan and (v) 1,100,000 additional shares of Common Stock reserved and available for future issuance under the BridgeBio Oncology Therapeutics, Inc. 2025 Inducement Plan (the “Inducement Plan”).

On October 2, 2025, the Registrant’s board of directors adopted the Inducement Plan, effective as of October 2, 2025, pursuant to which the Registrant reserved 1,100,000 shares of Common Stock to be used exclusively for grants of equity-based awards to individuals who were not previously employees or directors of the Registrant, as an inducement material to the individual’s entry into employment with the Registrant within the meaning of Rule 5635(c)(4) of the Marketplace Rules of the Nasdaq Stock Market, Inc. The Inducement Plan provides for the grant of equity-based awards in the form of non-statutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, unrestricted stock awards, and dividend equivalent rights. The Inducement Plan was adopted by the Registrant’s board of directors without stockholder approval pursuant to Rule 5635(c)(4) of the Marketplace Rules of the Nasdaq Stock Market, Inc.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement on Form S-8 (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

(a) Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 11, 2025;

(b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June  30, 2025, filed with the Commission on May  15, 2025 and August 1, 2025, respectively;

(c) Current Reports on Form 8-K filed with the Commission on February 10, 2025, March  3, 2025, August  4, 2025, and August 13, 2025, (excluding information furnished pursuant to Items 2.02 or 7.01, or corresponding information furnished under Item 9.01 or included as an exhibit); and

(d) The description of the Registrant’s Common Stock contained in (i) the Registration Statement on Form 8-A (File No. 001-41955), filed by the Registrant with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 8, 2024, including any amendments or reports filed for the purpose of updating such description and (ii) Exhibit 4.2 — Description of the Registrant’s Securities to the Registrant’s Annual Report on Form 10-K, as filed with the Commission on March 11, 2025.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of Common Stock offered have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty, provided that such provision shall not eliminate or limit the liability (i) for any breach of the duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which an improper personal benefit was derived.

Our certificate of incorporation and bylaws provide for the indemnification of our current and former officers and directors to the fullest extent permitted by Delaware law.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. In connection with the closing of the Business Combination, we also purchased a tail policy with respect to liability coverage for the benefit of Helix’s officers and directors and we will maintain such tail policy for a period of six years following the Closing Date.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

4.1	BridgeBio Oncology Therapeutics, Inc. Certificate of Incorporation (incorporated by reference to Exhibit 3.1 the Registrant’s Current Report on Form 8-K filed on August 12, 2025).

4.2	BridgeBio Oncology Therapeutics, Inc. Bylaws (incorporated by reference to Exhibit 3.2 the Registrant’s Current Report on Form 8-K filed on August 12, 2025).

5.1	Opinion of Goodwin Procter LLP.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of WithumSmith+Brown, former independent registered public accounting firm.

23.3	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	TheRas, Inc. 2016 Equity Incentive Plan and forms of award agreements thereunder (incorporated by reference to Exhibit 10.20 to the Registrant’s Current Report on Form 8-K filed on August 12, 2025).

99.2	BridgeBio Oncology Therapeutics, Inc. 2025 Stock Option and Incentive Plan and forms of award agreements thereunder (incorporated by reference to Exhibit 10.21 to the Registrant’s Registration Statement on Form S-1 (No. 333-289940) filed on August 29, 2025).

99.3	BridgeBio Oncology Therapeutics, Inc. 2025 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.22 the Registrant’s Current Report on Form 8-K filed on August 12, 2025).

99.4	BridgeBio Oncology Therapeutics, Inc. 2025 Inducement Plan and forms of award agreements thereunder.

107	Filing Fee table.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on this 10th day of October, 2025.

BRIDGEBIO ONCOLOGY THERAPEUTICS, INC.

By:	/s/ Eli Wallace
Name: Eli Wallace Title: Chief Executive Officer and Director

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Eli Wallace and Uneek Mehra, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

NAME	TITLE	DATE

/s/ Eli Wallace Eli Wallace	Chief Executive Officer and Director (Principal Executive Officer)	October 10, 2025

/s/ Uneek Mehra Uneek Mehra	Chief Financial Officer (Principal Financial Officer)	October 10, 2025

/s/ Jake Bauer Jake Bauer	Director	October 10, 2025

/s/ Bihua Chen Bihua Chen	Director	October 10, 2025

/s/ Michelle Doig Michelle Doig	Director	October 10, 2025

/s/ Raymond Kelleher Raymond Kelleher	Director	October 10, 2025

/s/ Neil Kumar Neil Kumar	Director	October 10, 2025

/s/ Frank P. McCormick Frank P. McCormick	Director	October 10, 2025

/s/ Praveen Tipirneni Praveen Tipirneni	Director	October 10, 2025